FORM 3

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
__________________________________________________________________________
1. Name and Address of Reporting Person

     Chester, Jr.                E.                           B.
__________________________________________________________________________
     (Last)                      (First)                    (Middle)

     395 Mill Creek Circle
__________________________________________________________________________
                                (Street)

     Vail                         CO                           81657
__________________________________________________________________________
     (City)                      (State)                      (Zip)

__________________________________________________________________________
2. Date of Event Requiring Statement (Month/Day/Year)

         December 8, 1998
__________________________________________________________________________
3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                   -----
__________________________________________________________________________
4. Issuer Name and Ticker or Trading Symbol

   Vail Banks, Inc. (VAIL)
__________________________________________________________________________
5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)

    (XX) DIRECTOR
    (  ) 10% OWNER
    (  ) OFFICER (GIVE TITLE BELOW)
    (  ) OTHER (SPECIFY TITLE BELOW)



___________________________________________________________________________
6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

                N/A
___________________________________________________________________________
7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)

      X FORM FILED BY ONE REPORTING PERSON
        FORM FILED BY MORE THAN ONE REPORTING PERSON

============================================================================
   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ____________________________________________________________________________

   |1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
   |   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
   |                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
   |                    |   OWNED       |   OR INDIRECT|                       |
   |                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
   |                    |               |   5)         |                       |
   |____________________|_______________|______________|_______________________|
   |                    |               |              |                       |
   | Common Stock       |   761,102     |          D   |                       |
   | Common Stock       |   431,629     |          I   | Held by spouse,       |
   |                    |               |              |  Kay H. Chester       |
   | Common Stock       |   181,543     |          I   | Held by Vail Banks,   |
   |                    |               |              |  Inc. Limited         |
   |                    |               |              |  Partnership to which |
   |                    |               |              |  E. B. Chester holds  |
   |                    |               |              |  the proxy to vote    |
   ============================================================================

   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

    Option
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   1/1/99; 1/1/05
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock; 28,250

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $9.39
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   N/A
============================================================================

___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

    Option
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   1/1/00; 1/1/05
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock; 28,250

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $9.39
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   N/A

___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

    Option
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   1/1/01; 1/1/05
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock; 28,250

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $9.39
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   N/A

___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

    Option
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   1/1/02; 1/1/05
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock; 28,250

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $9.39
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   D
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   N/A

___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

    Option
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   1/1/99; 1/1/09
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock; 1,250

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $8.54
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   I
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   Spouse

___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

    Option
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   1/1/00; 1/1/09
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock; 1,250

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $8.54
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   I
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   Spouse

___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

    Option
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   1/1/01; 1/1/09
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock; 1,250

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $8.54
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   I
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   Spouse

___________________________________________________________________________
1. Title of Derivative Security (Instr. 4)

    Option
____________________________________________________________________________
2. Date Exercisable and Expiration Date (Month/Day/Year)

   1/1/02; 1/1/09
____________________________________________________________________________
3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Common Stock; 1,250

____________________________________________________________________________
4. Conversion or Exercise Price of Derivative Security

   $8.54
____________________________________________________________________________
5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

   I
____________________________________________________________________________
6. Nature of Indirect Beneficial Ownership (Instr. 5)

   Spouse

 EXPLANATION OF RESPONSES:




  /s/ E. B. Chester, Jr.                           12/8/98
 _____________________________________           ________________
 **  SIGNATURE OF REPORTING PERSON                     DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.